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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 33-24372, No. 33-36471, No. 33-40864, No. 33-48643, No. 33-68200, No.
33-80696, No. 333-29247, No. 333-85401 and No. 333-89945) on Form S-8
pertaining to the 1984 Stock Option Plan, the 1993 Officer and Director Stock Option Plan, the 1987 Stock Option Plan, the Director Warrant Program, the Employee Stock Purchase Plan and certain Nonemployee Director Options of Dallas Semiconductor Corporation of our report dated January 13, 2000, with respect to the consolidated financial statements and schedule of Dallas Semiconductor Corporation included in the Annual Report (Form 10-K) for the year ended January 2, 2000.


                                                           /s/ Ernst & Young LLP


Dallas, Texas
March 7, 2000